Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 1, 2012, in the Registration Statement (Form S-1) and related Prospectus of Singulex, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California
September 28, 2012